Exhibit 99.1

DATE:  February 27, 2004

FOR IMMEDIATE RELEASE

CONTACT: HFB Financial Corporation, Middlesboro, Kentucky
         David B. Cook, President or
         Stanley Alexander, Jr. CFO
          (606) 248-1095



                 HFB FINANCIAL CORPORATION ANNOUNCES APPROVAL OF
                GOING PRIVATE TRANSACTION AND PAYMENT OF DIVIDEND



     February 27, 2004 - HFB Financial Corporation announced today that its shareholders approved the Agreement and Plan of Merger, dated October 28, 2003, at a special meeting of the shareholders held on February 24, 2004. As previously announced by HFB Financial, the purpose of the merger is to reduce to the number of shareholders of record in order to allow HFB Financial to "go private." HFB Financial announced that the effective time of the going private transaction was as of 5:00 p.m. on February 26, 2004.

     Pursuant to the Agreement and Plan of Merger, shareholders who own less than 250 shares of HFB Financial common stock at the effective time of the merger will receive $22.75, in cash, per share owned upon receipt of a properly completed letter of transmittal. Shareholders who own 250 or more shares of HFB Financial common stock will continue to own their shares following the merger. HFB Financial will soon send instructions to shareholders who it believes own fewer than 250 shares as of the effective time concerning how they may receive the cash payment to which they may be entitled. In order to facilitate the payment of the merger consideration, HFB Financial has closed the stock transfer books effective as of immediately before the merger until March 29, 2004 when they will be reopened. During that period, no transactions in our common stock may be affected.

     HFB Financial delisted from NASDAQ effective prior to the market open on February 27, 2004 and intends to terminate its reporting obligations with the Securities Exchange Commission in the near future.






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     HFB Financial also  announced  that its Board of Directors  declared a cash dividend of $.25 per share to stockholders of record as of March 15, 2004 to be paid on March 31, 2004.

     HFB Financial is a bank holding company and its banking subsidiary, Home Federal Bank Corporation, offers traditional banking services in its market area. Home Federal Bank Corporation is headquartered in Middlesboro, Kentucky and has two branch offices located in Harlan, Kentucky and one branch office in Jacksboro, Tennessee and one branch office in New Tazewell, Tennessee.